Exhibit No. 10.3
** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered on August 8, 2019 and effective as of July 1, 2019 (the “Effective Date”), by and between TEXAS PACIFIC LAND TRUST (the “Trust”) and SAMEER PARASNIS (“Employee”).

WHEREAS, the Trust wishes to employ Employee, and Employee wishes to be employed by the Trust, as Executive Vice President, Chief Commercial Officer, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.Employment. The Trust agrees to employ Employee, and Employee agrees to be employed by the Trust, for the period stated in Section 3 hereof and upon the terms and conditions herein provided.

2.Position and Responsibilities. Employee shall serve as Executive Vice President, Chief Commercial Officer of the Trust. Employee shall be responsible for such duties as are commensurate with his office and shall be a direct report to the Chief Executive Officer of the Trust.

3.Term. Except as otherwise provided in this Agreement, Employee’s term of employment under this Agreement shall commence on the Effective Date and continue until December 31, 2022 (the “Term”). Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year (“Renewal Term”), unless either party provides written notice to the other at least 120 days prior to the end of the Term (or any Renewal Term thereafter) of its intention not to renew this Agreement or unless this Agreement is otherwise terminated as set forth in this Agreement. The period during which Employee is employed by the Trust under this Agreement is hereinafter referred to as the “Employment Term.” The Trustees’ or Employee’s decision not to extend the Term of this Agreement shall not constitute an employment termination eligible for severance under the terms of this Agreement, and Employee’s continued employment thereafter, if any, will be on an at will basis until terminated by either party for any reason.

4.Compensation, Reimbursement of Expenses, Benefits.

a.Salary. For all services rendered by Employee in any capacity during the Employment Term, including, without limitation, service as an executive or officer of the Trust, or any subsidiary, affiliate, or division thereof, the Trust shall pay Employee as compensation an annual salary (the “Base Salary”) at the rate of $700,000 per year commencing with the Effective Date, which Base Salary shall be paid in periodic payments in accordance with the Trust’s usual payroll practices. The Base Salary shall be reviewed in good faith by the Nominating, Compensation and Governance Committee of the Trust, or in the absence thereof, the Trustees, based upon Employee’s performance, not less often than annually.

b.Cash Bonus. During the Employment Term, Employee shall be eligible for an annual cash bonus of up to 300% of the Base Salary for the same year (the “Cash Bonus”) as determined in accordance with reasonable and customary performance metrics to be developed annually by the Trustees of the Trust (“Trustees”) in consultation with the Employee, but subject to the ultimate decision of the Trustees. With respect to the calendar year 2019 only, the Cash Bonus shall be prorated for the period of employment since the Effective Date, and determined as set forth in Exhibit A. The Cash Bonus, if any, shall be paid no later than March 15th of the year following the year in which the Bonus is earned (i.e., March 15, 2020 for the Cash Bonus earned in 2019), provided, however, that except as set forth in Sections 5 and 6 of this Agreement, Employee shall be eligible for the Cash Bonus for a year only to the extent he continued to be employed by the Trust through the end of that year; and provided further, that, until such time as Employee becomes eligible to participate in an equity compensation plan established by the Trust, Employee shall use no less than twenty-five percent (25%) of the value of the Cash Bonus (net of estimated taxes) to purchase shares of the Trust’s common stock; such purchase shall be completed no later than six (6) months after payment of the Cash Bonus has been completed unless, at that time Employee is in possession of material non-public information in which event the purchase shall occur as soon as practically available in accordance with Federal securities laws. The Trust’s exercise of its decision not to renew this Agreement voluntarily pursuant to the terms of Section 3 shall not affect Employee’s right to receive any calendar year bonus that has already accrued and remains to be paid. Further, the requirement upon Employee to use any portion of a Cash Bonus to purchase shares of the Trust’s common stock shall not apply in any situation where a Section 5 notice of termination has been issued.

Exhibit No. 10.3
c.Retention Bonus. Employee shall be entitled to a retention bonus in the amount of eight hundred seventy five thousand dollars ($875,000) which shall be payable in three installments as follows-- The first payment of two hundred ninety one thousand, six hundred sixty seven dollars ($291,667) will be made on March 15, 2020; the second payment of two hundred ninety one thousand, six hundred and sixty seven dollars ($291,667) will be paid within 30 days of the second anniversary of Employee’s start date; and the final installment of two hundred ninety one thousand, six hundred and sixty six dollars ($291,666) will be paid within 30 days of the third anniversary of Employee’s start date. Except as provided in Section 5(c) of this Agreement, all payments will be subject to Employee being actively employed by the Trust on the applicable payment date. In addition, if Employee voluntarily resigns without Good Reason (as defined below), before the third anniversary of his start date, Employee will forfeit any portion(s) of the Retention Bonus not yet paid. To be clear, the Retention Bonus will not count towards the percentage applicable for Cash Bonus or any other benefits.

d.Reimbursement of Expenses. The Trust shall pay, or reimburse Employee for all reasonable travel, entertainment, and other expenses incurred by Employee in the performance of Employee’s duties under this Agreement, consistent with Trust policy for senior executives.

e.Employee Benefits. During the Employment Term, Employee will be entitled to participate in all benefits plans provided to its executives of like status from time to time in accordance with the applicable plan, policy or practices of the Trust.

f.Vacation. Employee shall be entitled to four (4) weeks of paid vacation each year of the Term, pro-rated for partial calendar years of employment, subject to the Trust’s usual vacation policy for full-time employees that may be in effect from time to time.

g.Relocation Allowance. To assist Employee with his relocation to Dallas no later than October 31, 2020, subject to Employee’s continued employment with the Trust through the payment date(s), the Trust shall pay Employee one hundred thousand dollars ($100,000) to cover home finding trips, final move, and miscellaneous related expenses. Up to one-half of the relocation benefits under this subparagraph (g) may be disbursed upon Employee’s request, prior to his relocation. The remaining one-half of the benefit shall be disbursed upon completion of Employee’s relocation in 2020.

h.Long Term Incentive Benefits. Employee shall be eligible to participate in any long-term incentive (“LTI”) program, established by the Trustees in their sole discretion. The terms of any such LTI and specifically those for which Employee shall be eligible, shall be determined at such time, and upon such terms, as the Trustees may from time to time determine. Unless otherwise provided in an LTI award agreement or notice, Employee shall be eligible for the LTI benefits for a year only to the extent he continues to be employed by the Trust until and as of the day such benefit is payable.

i.Tax Withholdings. The salary, bonus and any benefits payable to Employee under this Agreement shall be subject to all applicable deductions and withholdings required by federal, state, and local law.

j. Indemnification. The Trust shall (the “Indemnification Provisions”) (i) indemnify Employee, as a director or officer of the Trust or a trustee or fiduciary of an employee benefit plan of the Trust against all liabilities and reasonable expenses that Employee may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Employee is or was a director or officer of the Trust or a trustee or fiduciary of such employee benefit plan, other than any such liabilities or expenses directly resulting from Employee’s gross negligence, misconduct or fraudulent or criminal acts, and (ii) pay for or reimburse the reasonable expenses incurred by Employee in the defense of any proceeding to which Employee is a party because Employee is or was a director or officer of the Trust or a trustee or fiduciary of such employee benefit plan and for which Employee is entitled to indemnification under clause (i), subject to such written documentation, itemization and substantiation as the Trustees may reasonably request provided such does not destroy attorney-client privilege or work to impair Employee’s defense. The rights of Employee under the Indemnification Provisions shall survive the termination of the employment of Employee with the Trust for a period of six years. Additionally, to the extent that the Trust maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering individuals who are current or former officers or directors of the Trust, Employee shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are provided to other senior executives of the Trust, while Employee is employed with the Trust and for a period of at least six years thereafter.

k.The Trust shall reimburse the Employee’s attorney directly for their fees, up to a maximum of twenty thousand dollars ($20,000), incurred in connection with the review and negotiation of this Agreement.

Exhibit No. 10.3
5.Termination.

a.Resignation. Employee may terminate the Employment Term and his employment with the Trust for no reason (i.e., without Good Reason) by providing the Trust with at least four weeks’ notice in writing (the “Resignation Notice Period”). Employee shall continue to work for the Trust during the Resignation Notice Period unless the Trust waives this obligation, in which case the Trust will pay Employee any accrued and unpaid wages and vacation pay, less permitted statutory deductions and withholdings to the end of the Resignation Notice Period. Except as otherwise provided in the preceding sentence, Employee shall receive only the following from the Trust in connection with Employee’s resignation without Good Reason during the Employment Term: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employee’s sole expense, and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by Employee on behalf of the Trust during the Employment Term (collectively, such (i) through (iv), plus payment through the Resignation Notice Period if the Trust waives the employment condition per the above, being the “Accrued Rights”), less permitted statutory deductions and withholdings. The Accrued Rights described in clauses (i) and (ii) shall be paid within fifteen (15) days after the date of termination (or such earlier date as may be required by applicable law).

b.Termination for Cause. Except as specifically set forth in this Agreement, the Trust may terminate the Employment Term and Employee’s employment with the Trust at any time for Cause. Upon termination of employment for Cause during the Employment Term, Employee shall receive only the Accrued Rights, less permitted statutory deductions and withholdings. “Cause” for these purposes shall mean any of the following:

1.Employee’s willful refusal to follow the lawful directions of the CEO or the Trustees, which directions are consistent with normal business practice and not inconsistent with this Agreement;

2.Employee’s indictment or conviction of, or plea of nolo contendere to, (i) any felony or (ii) another crime involving dishonesty or moral turpitude, or Employee’s engaging in any embezzlement, financial misappropriation or fraud related to his employment with the Trust;

3.Employee engaging in any willful misconduct or gross negligence or willful act of dishonesty, including any violation of federal securities laws, or violence or threat of violence, which is materially injurious to the Trust or any of its subsidiaries or affiliates;

4.Employee’s repeated abuse of alcohol or drugs (legal or illegal) that, in the Trustees’ reasonable judgment, materially impairs his ability to perform his duties hereunder; or

5.Employee’s willful and knowing breach or violation of any material provision of this Agreement, including, but not limited to, the confidentiality, non-solicitation and non-competition provisions set forth herein.

Notwithstanding anything in this Section 5(b), no event or condition described in Sections 5(b)(1), (3), (4), or (5) shall constitute Cause unless (y) within ninety (90) days from the Trustees first acquiring actual knowledge of the existence of the Cause condition, the Trustees provide Employee written notice of its intention to terminate Employee’s employment for Cause and the specific factual grounds and rationale for such termination; and (z) the Trustees, by a majority vote of its members, terminate Employee’s employment with the Trust within twenty (20) days of the written notice being provided to Employee in (y), above. For purposes of this Section 5(b), any attempt by Employee to correct a stated Cause condition shall not be deemed an admission by Employee that the Trustee’s assertion of Cause is valid.

c.Termination without Cause or by Employee for Good Reason. The Trust may terminate Employee’s employment at any time without Cause upon thirty (30) days advance notice. If, during the Employment Term, Employee’s employment is terminated by the Trust without Cause or by Employee for Good Reason, the Trust shall provide Employee with:

i.the Accrued Rights, less permitted statutory deductions and withholdings;

ii.any earned (as determined uniformly with respect to other recipients of similar cash bonuses) Cash Bonus for the prior calendar year that had not yet been paid as of Employee’s employment termination;

Exhibit No. 10.3
iii.to the extent Employee terminates after 2019, and after the first quarter of any subsequent year, a pro rata portion of the actual Cash Bonus for the year in which Termination occurs, with such amount to be determined and payable similarly with respect to the relevant year’s Cash Bonus being determined and paid to all other eligible employees of the Trust (but no later than March 15 of the year following the year of termination);

iv.the vested but unpaid LTI Benefits;

v.the full amount of any and all Retention Bonus that remains unpaid as of the termination, payable within thirty (30) days following Employee’s termination date;

vi.the unpaid Relocation Allowance (provided Employee has relocated), payable within thirty (30) days following Employee’s termination date; and

vii.Severance Pay pursuant to, and subject to the requirements of, Section 6 or 7 below, as applicable.

For purposes of this Agreement, “Good Reason” shall mean any of the events listed in the following subparagraphs (1), (2), (3), (4) and (5), provided the additional notice and procedural requirements set forth in the below flush paragraph are satisfied:

1.a 10% or more diminution in Employee’s Base Salary as in effect on the last day of the immediately preceding calendar year or a 30% or greater reduction in the amount of Employee’s target Cash Bonus as compared to the 2019 Target Cash Bonus (as defined on Exhibit A but annualized as the number in Exhibit A is for the partial period from Effective Date to December 31, 2019 only);

2.a material diminution in Employee’s title, or the nature or scope of Employee’s authority, duties, or responsibilities from those applicable to him on the Effective Date;

3.the Trust requiring Employee to be based at any office or location that is more than 25 miles from Employee’s principal place of employment as of the Effective Date (which the parties hereto stipulate and agree shall be Dallas, Texas);

4.a material breach by the Trust of any material term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Trust in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control; or

5.a failure by the Trust to maintain a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering Employee.

In order for one of the events set forth in (1), (2), (3), (4) or (5) to constitute a Good Reason, (x) Employee must notify the Trustees in writing of such fact and the reasons therefore no later than 90 days after Employee knows or should have known that the relevant event has occurred, (y) such grounds for termination (if susceptible to correction) are not corrected by the Trustees within thirty (30) days after Employee’s notice (or, in the event that such grounds cannot be corrected with thirty (30) days, Trustees have not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) Employee terminates Employee’s employment with the Trust within thirty (30) days following expiration of such thirty-day (30) period. Failure to satisfy the requirements of this paragraph will result in there not being a termination for Good Reason for purposes of this Agreement.

d.Termination Due to Death or Disability. The Employment Term and Employee’s employment will automatically terminate upon Employee’s death or Disability. In the event of such termination during the Employment Term, the Trust shall pay Employee (or, in the event of Employee’s death, Employee’s estate or designated nominee) the amounts due and at the time pursuant to subparagraphs (i), (ii), (iii), (iv), (v) and, provided Employee has relocated, (vi) of Section 5(c), and shall have no further obligations to Employee or any other person thereafter. For purposes of this Agreement, “Disability” shall mean Employee’s inability, as a result of Employee’s incapacity due to physical or mental illness, to perform the essential functions of his position hereunder for a period of 180 consecutive days, or for a total of 180 days (whether or not consecutive) in any 365-consecutive-day period, as determined by the Trustees in their reasonable discretion.

e.Notice of Termination. Any termination of employment by the Trust or Employee during the Employment Term shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 9(b) of this Agreement. In the event of a termination by the Trust for Cause or by Employee for Good Reason, the Notice of

Exhibit No. 10.3
Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) with respect to a termination for Cause, specify the date of termination. The failure by Employee or the Trust to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Trust, respectively, hereunder or preclude Employee or the Trust, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Trust’s rights hereunder.

6.Severance and Other Benefits.

a.Subject to Section 5(c), and except as otherwise provided in this Section 6, the Trust shall have no obligations to Employee for any period subsequent to the effective date of any termination of the Employment Term and Employee’s employment, except for the Accrued Rights.

b.Notwithstanding the provisions of paragraph (a) of this Section 6, and except as provided in Section 7 of this Agreement, in the event of (i) a termination of Employee by the Trust other than for Cause, or (ii) a voluntary termination by Employee for Good Reason, in either case, during the Employment Term, the Trust will pay Employee as follows:

i.the Accrued Rights, less permitted statutory deductions and withholdings;

ii.the amounts set forth in Sections 5(c)(ii) through (vi);

iii.(A) if such termination occurs during the first thirty (30) months of the Term, an amount equal to two times (2x) the average of Employee’s Base Salary and Cash Bonus for the two years (for other than 2019, annualized for any partial year) preceding the year in which the termination takes effect; and (B) if such termination occurs after the first thirty (30) months of the Term, an amount equal to one times (1x) the average of Employee’s Base Salary and Cash Bonus for the one year preceding the year in which the termination takes effect. For purposes of clarification, if termination of the Employee occurs before payment of the first Cash Bonus after the Effective Date, then the Cash Bonus for purposes of clause (A) will be equal to the 2019 Target Cash Bonus (as defined on Exhibit A and not annualized); and

iv.Up to eighteen (18) months of continued group health, dental and/or vision coverage elected by Employee for himself and/or his eligible dependents, pursuant to and subject to the applicable provisions of COBRA, which coverage shall be paid for in full by the Trust (the “COBRA Benefits”).

c.Subject to Section 9(i), any Accrued Rights, the amounts set forth in Sections 5(c)(ii) through (vi), and Severance Pay payable to Employee under this Agreement upon his “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be paid to Employee no later than the eighth (8th) day that immediately follows expiration of the Revocation Period (as such term is defined in Section 7 of the general release attached hereto as Exhibit B). In addition, Employee shall only be entitled to Severance Pay, the amounts set forth in Sections 5(c)(ii) through (vi) and COBRA Benefits hereunder if Employee signs (and does not rescind, as may be permitted by law) the foregoing general release ; however, if the Consideration Period or Revocation Period (as defined within Section 7 of such release) straddles two (2) taxable years of Employee, then the Trust shall pay the foregoing amounts in the second of such taxable years, regardless of the taxable year in which Employee actually delivers the executed release of claims.

7.Termination Related to a Change in Control. If Employee’s employment is terminated by the Trust without Cause, or by Employee for Good Reason, or upon the failure of the Trust to renew the Employment Term, in either case within 24 months after a Change in Control (as defined below) that occurs during the Employment Term, then:

a.Subject to Sections 6(c) and 7(c) the Trust shall pay Employee within thirty (30) days after the later of Employee’s termination or execution of the Waiver and Release under Exhibit B, the following amounts and benefits, which shall be in lieu of the amounts set forth in Section 6 hereof:

i.The Accrued Rights, less permitted statutory deductions and withholdings;

ii.The amounts set forth in Sections 5(c)(ii) through (vi);

iii.Severance Pay in an amount equal to 2.99 times the greater of (A) the average of Employee’s total Base Salary and Cash Bonus for the two years (annualized for any partial year) preceding the year of

Exhibit No. 10.3
the Change in Control, or (B) Employee’s Base Salary and target Cash Bonus for the year in which the Change in Control occurs, subject to reduction in accordance with Section 7(c), provided, however, that if the Change in Control occurs in 2019, the Severance Pay amount shall be 50% of the amount otherwise determined under this subparagraph (ii). For purposes of clarification, if termination of the Employee occurs before payment of the first Cash Bonus after the Effective Date then Cash Bonus will be equal to 2019 Target Cash Bonus (as defined on Exhibit A but annualized as the number in Exhibit A is for the partial period from Effective Date to December 31, 2019 only); and

iv.The COBRA Benefits.

b.For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

i.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Trust or any Affiliate, or (y) any corporation owned, directly or indirectly, by shareholders of the Trust in substantially the same proportions as their ownership of the Trust’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Trust representing 30% or more of the total voting power represented by the Trust’s then outstanding voting securities;

ii.The sale or disposition by the Trust of all or substantially all of the Trust’s assets;

iii.The Trustees as of the Effective Date (the “Incumbent Trustees”) and any successor Trustee whose appointment as a Trustee is endorsed by the Incumbent Trustees or any such duly-endorsed successor Trustee cease to constitute a majority of the Trustees; or

iv.A merger or consolidation of the Trust with any other corporation, other than a merger or consolidation which would result in the voting securities of the Trust outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Trust or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything in this Section 7(b) to the contrary, any conversion of the Trust to a corporate structure shall not be deemed a Change in Control if the equityholders of the Trust have the same proportionate ownership both before and after such conversion.

c.Section 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then Employee shall receive either (y) the 280G Payments as reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax or (z) the 280G Payments with the Excise Tax, whichever of the foregoing (y) or (z) that provides Employee with the greater after-tax benefit. Any reduction made pursuant to this section will be made in a manner determined by the Trust that is consistent with the requirements of Section 409A. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

d.All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Trust (“Tax Counsel”) whose determinations shall be conclusive and binding on the Trust and Employee for all purposes. For purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code including, but not limited to, the value of Employee’s obligations under Sections 8(d) and (e) of this Agreement and reasonable compensation for services performed by Employee to the Trust (or any successor thereto) in the future. In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the Trust and, with the Trust’s written consent, the

Exhibit No. 10.3
Tax Counsel may, but shall not be required to, retain the services of an independent valuation expert. The Trust and Employee shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section, and the costs of such determination shall be borne equally by the Trust and Employee.

8.Confidential Information; Non-Competition; Non-Solicitation; Enforceability.

a.Employee shall not at any time, whether before or after the termination of the Employment Term and Employee’s employment with the Trust, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Trust) any non-public knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, intellectual property, contracts, financials, or research or development work of the Trust, or with respect to any other confidential or secret aspect of the business of the Trust, all of which, together with the property described in the following paragraph, is referred to herein as “Confidential Information.” For purposes of clarification, Confidential Information does not include any knowledge or information that is publicly disclosed by the Trust.

b.Upon termination of the relationship, or at any time earlier at the request of the Trust, Employee shall immediately deliver to the Trust, and will not keep in his possession, recreate or deliver to anyone else, all property and materials belonging to the Trust or clients of the Trust, including without limitation, documents, software, records, data, photographs, notes and correspondence and copies or reproductions, computers, telephones, badges, business cards, handbooks, policy manuals, software and hardware manuals and directories. If Employee makes an unauthorized disclosure of any Confidential Information, Employee will notify the Trust as soon as the Employee himself becomes aware or should have become aware of its occurrence and use reasonable efforts to retrieve the lost or improperly disclosed Confidential Information.

c.During his employment, Employee shall devote substantially all of Employee’s business time to the performance of the services and duties as may be delegated by the Trust. Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner, or otherwise) the operation of any business in competition (direct or indirect) with the Trust within the Restricted Territory (as defined below). This Paragraph 8(c) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange, or to his service on the Advisory Board of Diversified Gas & Oil PLC or alternatively it’s 100% owned U.S. subsidiary Diversified Gas & Oil Corporation.

d.For a period of one (1) year from and after the cessation of Employee’s employment with the Trust (which period shall be reduced to six (6) months solely in the case of a resignation by Employee without Good Reason), Employee shall not, directly or indirectly, participate in any Restricted Activity (as defined below) within the Restricted Territory (as defined below).

•For purposes of this Agreement, “Restricted Territory” means the following Counties in the State of Texas: Reeves, Loving, Culberson, Midland, Upton, Glasscock and Ector.

•For purposes of this Agreement, “Restricted Activity” means, either directly or indirectly, owning, managing, engaging in, operating, controlling, working for, consulting with, rendering services to, doing business with, sharing Confidential Information with, utilizing Confidential Information for the benefit of, solicitation of the Trust’s customers or other protected business relationships for purposes of seeking to induce such customers to alter or end their relationship with the Trust, maintaining any interest in (proprietary, financial or otherwise) or participating in the ownership, management, operations or control of, any business, in whatever form (including, without limitation, proprietorship, partnership or corporate), which competes with any significant business of the Trust in existence as of the date of this Agreement or from time to time (a “Competing Business”); provided, however, that, the Employee on a post-termination of employment basis may engage in investment banking, merchant banking and asset management businesses, even if such businesses have a Competing Business within the Restricted Territory, but only if the Employee is not personally engaging in a Competing Business within the Restricted Territory. For the avoidance of doubt, it is understood by Employee and the Trust that a Competing Business is a person or entity that is engaged in the business of the Trust as such business exists at the time of Employee’s employment termination.

•As used herein, “competes with” means engaging in land management, water business, or another line of business that the Trust developed or was engaged in during the Employment Term, for any person or entity other than for the Trust, which is the same as or similar to or is in competition with, or has a use allied to, or may be substituted for or supplied by, any product, program, process, system or service of the Trust, whether in existence or under development during Employee’s employment with the Trust, or about which Employee acquired Confidential Information during his employment with the Trust.

Exhibit No. 10.3
e.During the Employment Term (and except on behalf of the Trust), and for a period of twelve (12) months from and after the cessation of Employee’s employment with the Trust, for whatever reason, Employee agrees that he will not directly or indirectly call upon any of the clients, suppliers or business partners to whom the Trust provided services, or with whom Trust dealt, in the twenty-four (24) months prior to the cessation of Employee’s employment, and with whom Employee had contact or about whom Employee obtained Confidential Information during his employment with the Trust for the purpose of inducing said customer, supplier or business partner to alter or end its relationship with the Trust or to do business with a Competing Business or person or entity that is preparing to establish a Competing Business; provided, however, that the foregoing shall only apply with respect to the Restricted Activities within the Restricted Territory. For the same time period, Employee also agrees that he will not directly or indirectly solicit or attempt to solicit any employee, agent, vendor or independent contractor of the Trust to alter or terminate his/her/its employment or other relationship with the Trust or breach any agreement with or obligation owed to the Trust, provided, however, that Employee may continue to work with Chris Steddum and such employment of Chris Steddum shall not be a violation of this subsection (e).

f.Employee recognizes that the foregoing covenants are a prime consideration for the Trust to enter into this Agreement and that the Trust’s remedies at law for damages in the event of any breach shall be inadequate. In the event that Employee commits any breach of the covenants and agreements set forth above, Employee acknowledges that the Trust would suffer substantial and irreparable harm, and that such harm to the Trust may be impossible to measure in monetary damages. Accordingly, Employee hereby agrees that in such event, the Trust may be entitled to temporary and/or permanent injunctive relief to enforce the provisions of this Agreement and prevent a breach or contemplated breach, all without prejudice to any and all other remedies that the Trust may have at law or in equity and that the Trust may elect or invoke.

g.In the event that Employee violates any provision of this Section 8, in addition to any injunctive relief and damages, to which Employee acknowledges Company would be entitled, all severance payments to Employee, if any, shall cease and those already made will be forfeited.

h.The provisions of this Section 8 shall survive the termination of this Agreement.

9.General Provisions.

a.Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire understanding between the parties hereto and supersede any prior understandings regarding the employment of Employee.

b.Notices. Any notice required to be given by the Trust hereunder to Employee shall be in proper form if signed by a Trustee giving notice. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

•to the Trust if delivered to each of the Trustees in person, by email or, if mailed, by certified, registered or overnight mail, postage prepaid to:

John Norris
Norris & Weber, PLLC
3811 Turtle Creek Boulevard
Suite 400
Dallas, Texas 75219

And

David E. Barry
Two Riverway
Suite 1010
Houston, Texas 77056

With a Copy to: Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attn: Karyn Fulton, Esq.

•to Employee if delivered to Employee in person, by email or, if mailed, by certified, registered or overnight mail, postage prepaid to:

Exhibit No. 10.3
Sameer Parasnis
2310 Thicket Ridge Lane
Houston, TX 77077

With a Copy to: Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attn: Richard Kronthal, Esq. and Anthony Eppert, Esq.

c.Successors and Assigns. This Agreement shall inure to the benefit of each of the Trust and its successors, assigns and legal representatives, and shall be binding upon Employee and Employee’s heirs and legal representatives. This Agreement may be assigned by the Trust to any successor entity to the Trust by operation of law or otherwise, provided, however, that this Agreement must be assumed in its entirety by any acquiring entity or successor entity to the Trust as of consummation of a Change in Control transaction of the Trust or otherwise such failure shall be considered a material breach of this Agreement for purposes of Section 5(c). This Agreement and Employee’s obligations hereunder shall not be subject to assignment or delegation by Employee in any form without the prior consent of the Trust.

d.Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto and approved in writing by the Trustees.

e.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

f.Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

g.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

h.Governing Law, Arbitration and Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The parties consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to (i) Employee’s employment with the Trust and/or (ii) this Agreement, or the breach therefore, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules before one arbitrator in Dallas, Texas, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Agreement, including the applicability of this Section, provided, however, that either party seeking injunctive relief in connection with a breach or anticipated breach of this Agreement will be authorized to do so in a state or federal court of competent jurisdiction within Dallas County in the State of Texas.

If there is any arbitration, action, or proceeding pursuant to Section 9(h) of this Agreement or otherwise, alleging a breach of this Agreement, then the prevailing party in any such arbitration, action, or proceeding, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such arbitration, action, or proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in his or her sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

i.Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Trust shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code or an exemption therefrom. Further:

Exhibit No. 10.3
i.Any reimbursement of any costs and expenses by the Trust to Employee under this Agreement shall be made by the Trust in no event later than the close of Employee’s taxable year following the taxable year in which the cost or expense is incurred by Employee. The expenses incurred by Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Employee in any other calendar year that are eligible for reimbursement hereunder and Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

ii.Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

iii.Each payment that Employee may receive under this Agreement (and any right to a series of installment payments) shall be treated as a “separate payment” for purposes of Section 409A of the Code.

iv.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of, and subject to, Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

j.Survival. This Agreement shall terminate upon the termination of employment of Employee; provided, however, that provisions of this Agreement shall survive to the extent expressly provided for in a specific provision and also as necessary to give effect to the intent of the parties, including, but not limited to, the provisions for post-termination payments in Sections 5, 6, and 7 of this Agreement.

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Exhibit No. 10.3
IN WITNESS WHEREOF, and intending to be legally bound, the Trust has caused this Agreement to be executed by a duly authorized officer of the Trust, and Employee has signed this Agreement, all as of the Effective Date first written above.

	EMPLOYEE:		TEXAS PACIFIC LAND TRUST:
By:	/s/ Sameer Parasnis	By:	/s/ Tyler Glover
	Sameer Parasnis		Tyler Glover, Chief Executive Officer

Exhibit No. 10.3
EXHIBIT A

The following are the performance metrics with respect to Section 4(b) of the Employment Agreement that was entered into by and between TEXAS PACIFIC LAND TRUST and SAMEER PARASNIS, effective as of July 1, 2019.

Milestone	Bonus
The Trust’s net income as reported in Form 10 K annually to the SEC (excluding for purposes of the 2019 and 2018 calendar years, proceeds of the WPX land sale, but adding back for purposes of 2019, an amount equal to any taxes or professional fees related to the WPX land sale and any professional, legal or other fees and expenses associated in any manner with the 2019 proxy contest) (“Net Income”) is at least [**]% of the Trust’s Net Income for 2018.	$1,350,000 (the “2019 Target Cash Bonus”)
The Trust’s Net Income for 2019 is at least [**]%, but less than [**]% of the Trust’s Net Income for 2018.	The Cash Bonus will be (a) $135,000 (i.e., 10% of $1,350,000) if Net Income in 2019 equals [**]% of Net Income in 2018, (b) $1,215,000 (i.e., 90% of $1,350,000) if Net Income in 2019 equals or exceeds [**]% (but is less than [**]%) of Net Income in 2018, and (c) between $135,000 and $1,215,000 determined by linear interpolation, if Net Income in 2019 is greater than [**]% but less than [**]% of the 2018 Net Income amount.
Net Income for 2019 is less than [**]% of Net Income for 2018	$0

Exhibit No. 10.3
EXHIBIT B

TEXAS PACIFIC LAND TRUST
WAIVER AND RELEASE

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is made and entered into by and between Texas Pacific Land Trust (the “Trust”) and Sameer Parasnis (“Employee”), each referred to collectively as the “Parties,” and individually as “Party.”

WHEREAS, the Trust and Employee are parties to a certain Employment Agreement dated July 1, 2019 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive the severance benefits set forth in Sections 5, 6 and 7 of the Employment Agreement (the “Severance Benefits”), Employee must sign, return and not revoke this Waiver and Release;

WHEREAS, the Trust has executed and delivered this Waiver and Release to Employee for Employee’s review and consideration as of ______________ the (“Delivery Date”);

WHEREAS, Employee acknowledges that, by virtue of Employee’s age, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. §§ 621 et seq.) may provide Employee with certain rights this Waiver and Release will extinguish. Employee is advised to consult with an attorney about these rights before signing this Waiver and Release; and

WHEREAS, Employee and the Trust each desire to settle all matters related to Employee’s employment by the Trust.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Waiver and Release, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment. The Parties agree that Employee’s employment relationship with the Trust, including all other offices and positions Employee has with the Trust and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which he holds on behalf of the Trust or its subsidiaries or affiliates, shall be automatically terminated effective at _____ on the ______________ (the “Termination Date”).

2. Release of Trust. In consideration for the right to receive the Severance Benefits in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Waiver and Release, Employee (on behalf of Employee, Employee’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Trust, its predecessors, successors, parents, shareholders, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, and attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Trust (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, Employee now has or may have against any of the Released Parties, arising at any time on or before the execution of this Waiver and Release, in connection with Employee’s employment by the Trust or the termination thereof.

This release specifically includes, but is not limited to, any claims of discrimination, harassment, or retaliation of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, the foregoing release shall not release the Trust from the performance of its obligations under this Waiver and Release.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 1981; Texas Commission on Human Rights Act; Texas Labor Code §§ 21.001 et seq.; Texas Labor Code §§ 451.001 et seq.; the Age Discrimination in Employment Act of 1967; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

Exhibit No. 10.3
Employee hereby waives and releases Employee’s ability or right to participate in any class or collective action against any of the Released Parties in any forum, either as a class representative, party plaintiff, or absent class member, asserting any claims referenced herein. This Waiver and Release includes, but is not limited to, claims arising under the Fair Labor Standards Act (“FLSA”) and any state wage payment law that a court may find to have not otherwise been waived under this Waiver and Release. In such a case, to the extent the claim was not otherwise waived or released, Employee may assert a claim against any of the Released Parties on Employee’s own behalf, but Employee may not do so within or otherwise participate in a class or collective action against the Trust or any of the Released Parties.

3. Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 2 of this Waiver and Release, by executing this Waiver and Release and accepting the Severance Benefits, Employee specifically agrees to release all claims, rights, or benefits Employee may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended, or any equivalent or comparable provision of state or local law, including, but not limited to, the Texas Commission on Human Rights Act.

4. Acknowledgements and Obligations of Employee.

(a) Employee represents and acknowledges that in executing this Waiver and Release, Employee does not rely and has not relied upon any representation or statement made by the Trust, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Waiver and Release or otherwise, and that Employee has engaged or had the opportunity to engage an attorney of Employee’s choosing in the negotiation and execution of this Waiver and Release. Employee acknowledges Employee has the right to consult with counsel of Employee’s choosing with regard to the review of this Waiver and Release.

(b) EMPLOYEE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, EMPLOYEE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE TRUST, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EMPLOYEE FURTHER ACKNOWLEDGES EMPLOYEE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE EMPLOYEE EXECUTES THIS WAIVER AND RELEASE; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ALREADY ENTITLED; (iii) HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND (iv) AGREES THAT EMPLOYEE HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

(c) Except with respect to Severance Benefits owed to Employee, Employee acknowledges that Employee has been fully compensated for all labor and services performed for the Trust and has been reimbursed for all business expenses incurred on behalf of the Trust through the Termination Date, and the Trust does not owe Employee any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

(d) Notwithstanding anything contained in this Waiver and Release to the contrary, this Waiver and Release does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal or state administrative agencies, although Employee waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) claims for indemnity under any indemnification agreement with the Trust or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Trust or its affiliates; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; (v) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (vi) to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program; (vii) Employee’s ability to challenge the validity of this Waiver and Release under the ADEA and the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.); (viii) the Company’s obligations to provide payments or benefits under the Employment Agreement; or (ix) to any rights as an equityholder of the Company.

(e) Employee acknowledges and agrees the Employment Agreement, including, but not limited to, Sections 8(d) and 8(e) thereof, sets forth certain obligations of Employee which remain in effect following the Termination Date, and except as expressly set forth herein, nothing in this Waiver and Release shall modify such ongoing obligations, the continued performance of which by Employee are a condition of the Trust’s obligations hereunder.

Exhibit No. 10.3
(f) Employee represents and warrants Employee has returned to the Trust, by no later than the date Employee executes this Waiver and Release, all Trust property and confidential information, including, without limitation, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, keys, pass keys, computers, electronic media (including flash drives), office equipment and sales records and data, together with any and all other information or property, no matter how produced, reproduced or maintained, kept by Employee in his possession and pertaining to the business of the Trust.

(g) Employee represents and warrants that, with respect to the Trust’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Termination Date have been timely and properly reported by Employee to the Trust in accordance with the Trust’s policies and procedures.

(h) Employee acknowledges that neither the Trust nor anyone on its behalf has made any representations, warranties, or promises of any kind regarding the tax consequences of the payment of proceeds referenced herein. Except for amounts withheld by the Trust, Employee understands and agrees that Employee will be responsible for paying any taxes, interest, penalties, or other amounts due on the payments. Employee further agrees to indemnify the Trust for, and hold it harmless from, any additional taxes, interest, penalties, or other amounts for which the Trust may later be held liable as a result of any failure by Employee to comply with Employee’s obligations under this Section, including costs and attorneys’ fees reasonably incurred by the Trust in recovering such amounts from Employee.

(i) Employee represents that Employee has not filed any complaints, claims, or actions against the Trust with any state, federal, or local agency or court, or that if Employee has, Employee agrees to withdraw and dismiss with prejudice (or cause to be withdrawn and dismissed with prejudice) any complaint, claim, action, or charge filed with any state, federal, or local agency or court. Employee further agrees that no other person or entity may bring any claim on Employee’s behalf falling within the terms of this Waiver and Release and that, should any such claim be brought on Employee’s behalf, Employee will cooperate with the Trust and/or any other released party that may be affected and its or their attorneys, in seeking a prompt dismissal of that claim. Employee acknowledges and affirmatively states Employee knows of no facts which may lead to or support any complaints, claims, actions, or charges against the Trust in or through any state, federal, or local agency or court.

(j) Employee agrees the Released Parties are not obligated, now or in the future, to offer employment to Employee or to accept services or the performance of work from Employee directly or indirectly. Employee agrees not to seek or accept any employment, independent contractor, or other relationship with any of the Released Parties. Employee agrees, in the event such employment occurs in the future, this provision shall serve as good and just cause for termination of that employment. Employee knowingly and voluntarily waives all rights, if any, Employee may have under federal and/or state law to re-hire by, or reinstatement of employment with any of the Released Parties.

(k) Employee agrees to reasonably cooperate with the Trust and use Employee’s best efforts in responding to all reasonable requests by the Trust for assistance and advice relating to matters and procedures in which Employee was involved. Employee also covenants to cooperate in defending or prosecuting any claim or other action which arises, whether civil, criminal, administrative or investigative, in which Employee participation is required in the best judgment of the Trust by reason of Employee’s former employment with the Trust. Upon the Trust’s request, Employee will use Employee’s best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions. The Trust agrees to reimburse the Employee for all reasonable expenses and pay a reasonable mutually agreed upon fee for the time and efforts spent.

5. Confidential Information; Non-Competition; Non-Solicitation.

(a) Employee acknowledges and agrees that, notwithstanding anything to the contrary in this Waiver and Release, he shall continue to be subject to and comply with his obligations under Section 8 of the Employment Agreement regarding Confidential Information, non-competition, and non-solicitation, which obligations shall be fully enforceable as provided in the Employment Agreement.

(b) Employee agrees not to divulge or release this Waiver and Release or its contents, except to Employee’s attorneys, financial advisors, or immediate family, provided they agree to keep this Waiver and Release and its contents confidential, or in response to a valid subpoena or court order. In the event Employee receives a subpoena or court order requiring the release of this Waiver and Release, its contents, or any Confidential Information, Employee will notify Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, 10178, Attn: Karyn E. Fulton sufficiently in advance of the date for the disclosure of such information to enable the Trust to contest the subpoena or court order, reasonably prompt after the receipt of the subpoena or court order, and Employee agrees to cooperate with the Trust in any related proceeding involving the release of this Waiver and Release or its contents or any Confidential Information.

Exhibit No. 10.3
(c) Employee agrees Employee will not make any public statement that would adversely affect the business or reputation of the Trust or Released Parties in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits pursuant to this Waiver and Release. Employee agrees that Employee will not disparage, criticize, or speak negatively about the Released Parties or their decisions or actions, about Released Parties’ products, services, or operations, about any of Released Parties’ past, present, or future directors, officers, or employees or any of their actions or decisions, or about Released Parties’ customers. The Trustees shall, and they shall instruct the executive officers and senior officers of the Trust, to comply with the foregoing two sentences of this Section 5(c) vis-à-vis the Employee.

(d) Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Trust or Released Parties or his or her employment with the Trust or Released Parties when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency, consistent with his continuing obligations under the Employment Agreement. Unless prohibited by applicable law, Employee will notify Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, 10178, Attn: Karyn E. Fulton sufficiently in advance of the date for the disclosure of such information to enable the Trust to contest any such order, communication, question, inquiry or request with the applicable authority, reasonably prompt after the receipt of such order, communication, question, inquiry or request. Employee shall not disclose to anyone confidential communications and documents that are protected by the Trust’s or Released Parties’ attorney-client privilege or work product protection or any Confidential Information in breach of the Employment Agreement.

6. Defend Trade Secrets Act. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7. Time Period for Enforceability/Revocation of Waiver and Release. The Trust’s obligations under this Waiver and Release are contingent upon Employee executing and delivering this Waiver and Release to the Trust, and not revoking Employee’s agreement to it. Employee may take up to [twenty-one (21)/forty-five (45)] days from the Delivery Date (the “Consideration Period”) to consider this Waiver and Release before executing it. Employee may execute and deliver this Waiver and Release at any time during the Consideration Period. Any changes made to this Waiver and Release after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Waiver and Release by Employee after the expiration of the Consideration Period shall be unenforceable, and the Trust shall not be bound thereby. Employee shall have seven (7) days after execution of this Waiver and Release to revoke (“Revocation Period”) Employee’s consent to this Waiver and Release by executing and delivering a written notice of revocation to the Trust in accordance with the Notice provision of the Employment Agreement. No such revocation by Employee shall be effective unless it is in writing and signed by Employee and delivered to the Trust before the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Trust, the obligations of the Parties under this Waiver and Release shall be void and unenforceable, with the exception of Employee’s obligation to keep this Waiver and Release confidential under Section 5 of this Waiver and Release.

8. Effective Date. This Waiver and Release shall become effective on the eighth (8th) day following the Employee’s execution of it, provided that Employee does not timely revoke this Waiver and Release in accordance with the provisions of Section 7 of this Waiver and Release.

9. Governing Law, Arbitration & Venue. This Waiver and Release shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The parties consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to this Waiver and Release, or the breach therefore, shall be settled in accordance with Section 9(h) of the Employment Agreement.

10. Injunctive Relief. Notwithstanding any other term of this Waiver and Release, it is expressly agreed that a breach of this Waiver and Release will cause irreparable harm to the Trust and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Trust will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Waiver and Release.

Exhibit No. 10.3
11. Entire Agreement. The Employment Agreement and this Waiver and Release comprise the entire agreement between the Parties pertaining to the matters encompassed therein and herein, and supersede any other agreement, written or oral, that may exist between them relating to the matters encompassed therein and herein, except that this Waiver and Release does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between Employee and the Trust, including, but not limited to, covenants contained in the Employment Agreement.

12. Severability. If any provision of this Waiver and Release is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Waiver and Release, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Waiver and Release.

13. Execution. This Waiver and Release may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile or pdf copies of signatures to this Waiver and Release are as valid as original signatures.

14. Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants that Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of execution of this Waiver and Release or payment hereunder, to the extent applicable, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Waiver and Release. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

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Exhibit No. 10.3
IN WITNESS WHEREOF, and intending to be legally bound, the Trust has caused this Agreement to be executed by a duly authorized officer of the Trust, and Employee has signed this Agreement, all as of the day and year first written above.

	EMPLOYEE:		TEXAS PACIFIC LAND TRUST:
By:		By:
	Sameer Parasnis		Name: Title: